Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in the Registration Statement on Form S-4 of Danvers Bancorp, Inc. of our report dated March 24, 2009 relating to the consolidated balance sheets of Beverly National Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the two year period ended December 31, 2008, which appears in Beverly National Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts

August 12, 2009

83 PINE STREET • WEST PEABODY, MASSACHUSETTS 01960-3635 • TELEPHONE (978) 535-0206 • FACSIMILE (978) 535-9908
smc@shatswell.com	www.shatswell.com